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                                                                   Exhibit 10.17


                            [HEADHUNTER.NET LETTERHEAD]


April 15, 1999

Kenneth E. Dopher
719 Shadow Trace Path
Lilburn, GA 30047

This letter will serve as your legally enforceable agreement with HeadHunter.NET regarding the termination of your employment when signed and returned by you.

The following items detail the conditions of your termination of employment:

         1. Your last day worked will be May 31, 1999 and this will be deemed the effective date of your termination.

         2. You will receive severance pay at your current salary through August 31, 1999. Paychecks during this time will be mailed to your home.

         3. You will also be paid $1,000 per month through January 31, 2000 (or work as a consultant) that cover in full satisfaction of any and all claims you may have for any bonus pay or incentive compensation relating to your employment with HeadHunter.NET. A paycheck for this payment will be mailed to your home on bimonthly, when it is earned and payable.

         4. Options will continue in force with vesting through January 31, 2000.

         5. Insurance and 401k benefits will end August 31, 1999.

         6. Headhunter will incur up to $1500.00 for Continuing Ed completed by 8/30/99.

You acknowledge that these payments are in addition to amounts that would otherwise be due to you as a result of your employment. We are offering this program conditional upon your signing the waiver that follows. Please read it carefully, consider it, and take time to review it. In addition, we advise you to consult with an attorney before signing the agreement.

In return for the items listed above you agree to the following release:

         I hereby waive, release, and hold harmless HeadHunter.NET and its directors, officers, stockholders, and other affiliates from any claims, suits, or liabilities arising from or by reason of my employment or separation of employment from HeadHunter.NET including, but not limited to, any claims at common law, any
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     charges filed with the Equal Employment Opportunity Commission or claims arising under any other state or federal statute. I further agree to refrain from suing HeadHunter.NET and its directors, officers, stockholders, and other affiliates with respect to such matters.

     I further agree that payments herein do not constitute an admission by HeadHunter.NET that it at any time violated any law relating to my employment or any law against discrimination. Payment is made solely to avoid time and expense of protracted administrative action.

     I represent and agree that I have returned all property of HeadHunter.NET to HeadHunter.NET, including all equipment, computer disks, documents, credit cards and keys.

     I also agree to abide by the provisions of the Confidentiality Agreement which I have previously signed. I acknowledge that I understand this agreement and that I have signed it voluntarily. This agreement and the Confidentiality Agreement constitute all of the agreements and understandings between us with respect to these matters.


If you agree with the above, sign two copies of this letter in the space provided and return both copies.

The terms of this agreement are to be kept confidential between the parties involved.

Sincerely,


/s/ Robert Montgomery
--------------------------
HeadHunter.NET, Inc.


Agreed: /s/ Ken Dopher         Date: 4/15/99
       -------------------          -------------------
             (Name)